SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): April 27, 1999





                   Great-West Life & Annuity Insurance Company
             (Exact name of registrant as specified in its charter)


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
           Colorado                        333-01173                        84-0467907
-------------------------------   -----------------------------   -------------------------------
 (State or other jurisdiction       (Commission File Number)       (IRS Employer Identification
      of incorporation)                                                      Number)

       8515 East Orchard Road
         Englewood, Colorado
               80111
-----------------------------------------    ---------------------------------------------
   (Address of Principal Executive Offices)                          (Zip Code)
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Registrant's telephone number, including area code: (303) 689-3000



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Item 5. Other Events

               On April 27, 1999, Great-West Life & Annuity Insurance Company issued a press release announcing its financial results for the first quarter of 1999. A copy of such press release is filed herein as Exhibit 99.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)     Exhibits

        99. Copy of Press Release of Great-West Life & Annuity Insurance Company, dated April 27, 1999.

                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                       GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY



                       By: /s/ Mitchell T.G. Graye
                          Mitchell T.G. Graye
                          Executive Vice President and Chief Financial
                          Officer
                          Dated: April 27, 1999

                                   EXHIBIT 99

FOR IMMEDIATE RELEASE


GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY REPORTS FIRST QUARTER RESULTS

        DENVER, Colo., April 27, 1999 - Great-West Life & Annuity Insurance Company has reported net income of $45.4 million for the first quarter of 1999, compared to $46.1 million for the first quarter of 1998. The decrease includes net realized capital losses of $6.0 million in the first quarter of 1999 compared to capital gains of $14.0 million in the first quarter of 1998, which more than offset improved morbidity and increased fee income in the Employee Benefits and Financial Services segments. Total revenues increased $138.9 million or 25.6% to $681.9 million when compared to the first quarter of 1998. Part of this increase was due to the acquisition by the Company in July 1998 of Anthem Health & Life Insurance Company ("AH&L"). Excluding the AH&L acquisition, total revenues increased by $11.9 million or 2.2% when compared to the first quarter of 1998. The growth in revenues was comprised of increased premium income of $129.5 million ($110.1 million of which was attributable to AH&L), increased fee income of $36.8 million ($16.2 million of which was attributable to AH&L), decreased net investment income of $7.4 million and the change in realized gains and losses on investments noted above. Total benefits and expenses increased $135.6 million or 28.5% to $611.1 million in the first quarter of 1999 when compared to the first quarter of 1998. Excluding the AH&L acquisition, total benefits and expenses increased by $1.7 million or 0.4% in the first quarter of 1999 when compared to the first quarter of 1998.

        Total assets at the end of the first quarter of 1999 were $25.2 billion compared to $25.1 billion at year-end 1998. Separate account assets, included in total assets, were $10.6 billion at March 31, 1999 compared to $10.1 billion at December 31, 1998.

        Summary financial information for the first quarter of 1999 is attached.

        Great-West Life & Annuity Insurance Company has approximately 6,600 employees and provides a full range of group life, health and financial products to more than 3.6 million Americans. The Denver-based company also administers tax-qualified annuities for public/non-profit pension customers.

        Great-West Life & Annuity Insurance Company is an indirect subsidiary of Great-West Lifeco Inc. Great-West Lifeco Inc. is a financial services holding company with interests in the life insurance, health insurance, retirement savings, specialty reinsurance and general insurance businesses, primarily in Canada and the United States. Its subsidiary, The Great-West Life Assurance Company, serves the financial security needs of more than 13 million people through its Canadian operations and London Insurance Group in Canada, and through Great-West Life & Annuity Insurance Company in the United States. Great-West Lifeco Inc. is a member of the Power Financial Corporation group of companies.




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                   GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                   (UNAUDITED)
                                     (000's)

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---------------------------------------------------------------------------------------------



                                                                -----------------------------

                                                                        YEAR-TO-DATE
                                                                -----------------------------

                                                                   1999             1998
                                                                -----------      ------------



REVENUES:

  Premium and fee income                                           471,790           305,438
  Net investment income                                            216,113           223,534
  Realized gains (losses) on investments                           (6,043)            13,973

                                                                -----------      ------------
                                                                   681,860           542,945


BENEFITS AND EXPENSES:

  Paid or credited to policyholder and                             408,774           326,871
beneficiaries
    including policyholder dividends and
experience
    refunds
  Commissions                                                       45,034            27,482
  Operating expenses                                               150,122           115,626
  Premium taxes                                                      7,138             5,539

                                                                -----------      ------------
                                                                   611,068           475,518


INCOME FROM OPERATIONS BEFORE
  INCOME TAXES                                                      70,792            67,427

PROVISION FOR INCOME TAXES

  Current                                                           15,854            11,940
  Deferred                                                           9,534             9,352

                                                                -----------      ------------
                                                                    25,388            21,292
                                                                -----------      ------------


NET INCOME                                                         $45,404           $46,135
                                                                ===========      ============
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Contact:  Mitchell T. G. Graye,  Executive  Vice  President and Chief  Financial
Officer, (303) 689-6770.